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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                              Nine Months               Years ended September 30
                                                ended     ----------------------------------------------------
                                            June 30, 1996   1995       1994       1993       1992        1991
                                            -------------   ----       ----       ----       ----        ----
 Earnings:
  Pre-tax income from continuing operations    $180,411   $256,342   $118,325   $ 67,900   $116,599   $ 62,362
  Distributed income of affiliated companies      9,636     11,699      5,638      5,988      5,766      4,688
  Add fixed charges:
   Interest on indebtedness                      31,205     35,639     41,668     44,043     41,714     38,661
   Portion of rents representative of
     the interest factor                          3,418      5,515      5,879      4,838      4,933      5,715
                                               --------   --------   --------   --------   --------   --------
  Income as adjusted                           $224,670   $309,195   $171,510   $122,769   $169,012   $111,426

Fixed charges:
  Interest on  indebtedness                    $ 31,205   $ 35,639   $ 41,668   $ 44,043   $ 41,714   $ 38,661
  Capitalized interest                                                                        3,963      8,745
  Portion of rents representative of
   the interest factor                            3,418      5,515      5,879      4,838      4,933      5,715
                                               --------   --------   --------   --------   --------   --------

  Total fixed charges                          $ 34,623   $ 41,154   $ 47,547   $ 48,881   $ 50,610   $ 53,121

  Ratio of earnings to fixed charges               6.49       7.51       3.61       2.51       3.34       2.10
                                               ========    =======    =======    =======    =======    =======



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